February 24, 1999



Miles B. King
c/o Alexander & Baldwin, Inc.
333 Market Street
P. O. Box 7452
San Francisco, CA  94120

Dear Miles:

     This letter sets forth the agreement between Alexander & Baldwin, Inc. and all of its subsidiaries (the "Company") and you in connection with your resignation from the Company and your general release of claims.

     1.   TERMINATION OF ACTIVE SERVICES.  Your active services for the Company
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will terminate on February 28, 1999.

     2.   CONTINUED PASSIVE EMPLOYMENT.  The Company will continue to employ
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you through August 31, 2000, or until you obtain other employment, whichever occurs first. It is understood that your active employment with the Company will cease on February 28, 1999, and your employment from March 1, 1999 through August 31, 2000 will be for all purposes a passive employment, and therefore, you will not receive any promotions, salary increases, accrued vacation, bonus, or employment benefits, other than those enumerated in this letter agreement, and you will not be required to maintain an office or report to the Company or perform any work assignments.

     3.   TITLE.  During your passive employment, you may retain the title of
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Vice President and Chief Administrative Officer, but your only responsibility will be to seek new employment.

     4.   COMPENSATION.  You will remain on the payroll at your current base
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salary, and during the period of passive employment, you will be paid, by direct deposit, your current monthly base salary, less appropriate withholdings and deductions through August 31, 2000. These payments will include all vacation pay, accrued through February 28, 1999. If you find other employment before August 31, 2000, the Company will pay to you a one-time severance payment equal to the remaining salary payments through August 31, 2000. If you should die prior to August 31, 2000, the Company will pay to your designated beneficiary an amount equal to the remaining salary payments through August 31, 2000.

     You acknowledge that the payments set forth above constitute payments in excess of any obligation of the Company to pay you any separation or severance payment to you and that such excess payments are made to you as an accommoda-tion to you as partial consideration for promises you are making under this agreement regarding your separation from the Company. You acknowledge that except for the payments set forth above, you are not entitled to any other severance pay under any Company separation or severance policies and no other severance or separation pay will be paid to you.

     5.   VACATION.  You will accrue vacation benefits through February 28,
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1999.  Thereafter, you will not accrue further vacation benefits.  You shall be deemed scheduled on vacation from March 31, 1999 to April 21, 1999 (38 days). Thereafter, you will not earn, become entitled to, or receive any other vacation pay.

     6.   PARKING.  The Company will provide you with parking for one auto-
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mobile at the parking facility at the 333 Market Street Building, San
Francisco, California, through the earlier of August 31, 1999, or the date you find other employment.

     7.   CAR ALLOWANCE.  The Company will continue to pay to you a car
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allowance in the same amount as your existing car allowance through August 31,
2000 or until you find other employment.

     8.   OFFICE AND SECRETARIAL SERVICES.  The Company will provide you with
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an office at 333 Market Street, San Francisco, California, and secretarial services through the earlier of August 31, 1999 or the date you find other employment.

     9.   PIIP.  The Company will pay to you the amounts of $156,000 and
          ----
$122,000 in full and complete satisfaction of any and all amounts owed to you under the 1999 One-Year Performance Improvement Incentive Plan and the 1997-1999, 1998-2000, and 1999-2001 cycles under the Three-Year Performance Improvement Incentive Plan, respectively. With these payments, you will have no claim to any other amounts owed under these plans. The Company will pay you the above sums on or before that date which is thirty (30) days after the Company receives from you this agreement executed by you.

     10.  NONQUALIFIED PLANS.  In lieu of any benefit to which you otherwise
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would be entitled under the provisions of the A&B Excess Benefits Plan, the A&B
1985 Supplemental Executive Retirement Plan and the A&B Executive Survivor/Retirement Plan (collectively, the "A&B Non-Qualified Plans"), A&B will pay a single lump sum payment to you as soon as practicable after August 31, 2000 equal to the sum of the amounts defined in paragraphs (b), (c) and (d) which follow, using the assumptions stated in subparagraph (a) which follows:

          (a)  Solely for the purposes of the calculations in subparagraphs
     (b), (c) and (d), it shall be deemed that (i) your service with A&B continued until August 31, 2000, at which time you would be deemed to be involuntarily terminated, (ii) from March 1, 1999 through and including August 31, 2000, your annual base compensation shall be deemed to be $245,000, and (iii) your annualized award under the One-Year Performance Improvement Incentive Plan shall be deemed to be the average of your awards for 1996, 1997 and 1998, rounded to the nearest thousand, which average is $104,000, further provided that to the extent that your benefit under the A&B Retirement Plan for Salaried Employees is a factor taken into consideration in determining your benefit under any A&B Non-Qualified Plan, the calculation of your benefit under the A&B Retirement Plan for Salaried Employees shall be based on your actual service, termination date and compensation and shall not be affected by any of the assumptions contained in this agreement.

          (b) The amount determined under this subparagraph (b) shall be the amount that would be payable by the A&B Excess Benefits Plan to you on August 31, 2000 using the assumptions in paragraph (a) and based on the terms of such plan as in effect on the date this agreement is executed, such terms to include the after-tax discount rate, which is 2.50% and all other actuarial factors specified in the plan.

          (c) The amount determined under this subparagraph (c) shall be the amount that would be payable by the A&B Supplemental Executive Retirement Plan to you on August 31, 2000 using the assumptions in paragraph (a) and based on the terms of such plan as in effect on the date this agreement is executed, such terms to include the discount rate, which is 2.5%, and all other actuarial factors specified in the plan, and further specifying that an Approved Early Retirement Date is not approved by the Committee as that term is defined in such plan.

          (d) The amount determined under this subparagraph (d) shall be the amount that would be payable by the A&B Executive Survivor/Retirement Benefit Plan to you on August 31, 2000 using the assumptions in paragraph
     (a) and based on the terms of such plan as in effect on the date this agreement is executed, such terms to include a determination of any discount rate or other actuarial factors by applying the terms of such plan as in effect on the date this agreement is executed.

     11.  VESTING IN PIIP STOCK PROGRAM.  With regard to awards granted under
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the Performance Improvement Incentive Plans, effective as of March 1, 1999, you will be fully vested in and the Company will waive its repurchase rights in
(1) all base and bonus shares of Company common stock issued under the A&B Restricted Stock Bonus Plan and (2) all common stock-equivalent units credited under the A&B Deferred Compensation Plan.

     12.  STOCK OPTION.  Effective as of March 1, 1999, The Nonqualified Stock
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Option Agreement dated January 27, 1999, between you and the Company pursuant to the Alexander & Baldwin, Inc. 1998 Stock Option/Stock Incentive Plan and all Stock Option Agreements between you and the Company pursuant to the Alexander & Baldwin, Inc. 1989 Stock Option/Stock Incentive Plan (collectively the "Stock Agreements") shall be amended to provide for the immediate exercisability of all Option Shares covered thereby and the continued exercisability of all Option Shares (as that term is defined in the Stock Agreements) for a period of up to one (1) year after March 1, 1999, provided that no option exercise shall be extended to a date beyond the expiration of the option term. You will not be entitled to receive any stock options for 1999 and thereafter.

     13.  SEVERANCE AGREEMENT.  The Severance Agreement/Change of Control
          -------------------
Agreement dated October 1, 1992, as it may have been amended and restated, is terminated as of February 28, 1999.

     14.  BENEFITS.  Until the earlier of either August 31, 2000 or that date
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upon which you obtain coverage through another source, you will participate under all insured and self-insured benefit plans in which you are currently participating to the extent coverage or benefits are provided by these plans, with one exception. Because you will be on paid leave, you will not be covered by the sick leave policy. If after August 31, 2000, you have not obtained health insurance coverage, you will be eligible to continue to receive health insurance benefits for a period of up to eighteen months pursuant to the so-called "COBRA" law at the Company's current cost. You will be required to complete the COBRA form and pay the insurance premium and a small service fee.

     15.  401(K).  Your investment in the Company's 401(k) Plan, less the
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balance of any outstanding loans, may, at your option, be left in the Plan or distributed to you in a lump sum. You should consult with your tax advisor to discuss the tax consequences of the option chosen.

     16.  CAREER CONTINUATION SERVICES.  To assist you in continuing your
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career, the Company will, at its expense, provide to you, certain outplacement and counseling services through an executive outplacement firm which you may select, subject to the Company's prior written approval. You may decline such services. However, if you wish to avail yourself to these services, we can assist you in coordinating such services.

     17.  CONFIDENTIALITY.  You acknowledge that by reason of your position as
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Vice President, Chief Administrative Officer, you have had access to informa-
tion of a confidential or sensitive nature. You represent that you have held all such information confidential and will continue to do so, except as required by subpoena or court process, provided that you give the Company sufficient notice to contest a subpoena or court process.

     It is understood that, with the exception of the announcement of your separation from employment and sharing of this letter with any outplacement service firm (should you decide to avail yourself to the services offered to you in Section 16), the parties hereto will keep the terms of this agreement confidential. Without limiting the generality of the foregoing, you specifically agree that you will not disclose information regarding this agreement to any person other than your legal counsel or financial advisor, except as required by subpoena or court process. You acknowledge that this agreement of confidentiality is a material reason for the Company to enter into this agreement.

     18.  RETURN OF COMPANY MATERIALS AND PROPERTY.  You understand and agree
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that you will turn over to John F. Gasher all Company files, memoranda, records and other documents, physical or personal property and keys which you have in your possession by March 31, 1999, except for keys to the office the Company will provide to you at 333 Market Street, San Francisco, California, which you must return when you vacate the office.

     19.  COMPLETE RELEASE.  As a material inducement to the Company to enter
          ----------------
into this agreement, you hereby irrevocably and unconditionally release, acquit and discharge the Company and each of the Company's stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, parent companies, divisions, subsidiaries, affiliates (and agents, directors, officers, employees, representatives and attorneys of such parent companies, divisions, subsidiaries, affiliates) (collectively "Releasees"), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent ("Claim" or "Claims") which you now have, own, hold, or claim to have, claim to own, or claim to hold, or which you at any time heretofore had, owned, held or claimed to have, claimed to own, or claimed to hold, or which you at any time hereafter may have, own, hold or claim to have, claim to own, or claim to hold, against each or any of the Releasees, including, but not limited to, any arising out of your employment with and/or separation from the Company, out of an alleged violation of an alleged employment agreement, express or implied, any covenants of good faith and fair dealing, express or implied, or any tort, or any legal restric-tions on the Company's right to terminate employees, or any federal, state or other governmental statute, regulation or ordinance, including, without limitation: (1) Title VII of the Civil Rights At of 1964 (race, color, religion, sex and national origin discrimination); (2) 42 U.S.C. S1981 (discrimination); (3) 42 U.S.C. SS621-634 (age discrimination); and
(4) 29 U.S.C. S206(d)(1) (equal pay); (5) the Americans with Disabilities Act, 42 U.S.C. S12101, et seq.; and (6) the California Fair Employment and Housing Act, California Government Code Sections 12900, et seq. (race, color, religion, sex, national origin, disability).

     20.  AGE RELEASE.  You will not institute, cause, authorize or participate
          -----------
in any legal action, lawsuit or complaint against the Company on your own behalf or on behalf of others, and no such action will be taken by your spouse, children, heirs or personal representatives, arising directly or indirectly out of your employment with the Company or the actions of its employees, officers, directors, and all other persons, firms and corporations, and their respective heirs, successors, successor corporations, and assigns. All such persons and entitles are released from any and all liabilities for any and all Claims, actions, and damages, whether or not now known or existing, arising out of your employment and your retirement from your employment by the Company. This release includes, but is not limited to, Claims under all State and Federal laws, and Company policies and documents other than this agreement. Claims under the Federal Age Discrimination in Employment Act, 29 U.S.C. Sec. 621 et sq., as amended, are expressly waived.

      a. Nothing herein waives any claims or rights which may arise after the date of execution hereof. The consideration for this release and waiver is agreed to be in addition to anything of value to which you are already entitled;

      b. You have twenty-one (21) days within which to review and consider this letter. You may sign this agreement prior to the expiration of the twenty-one (21) day period and, if you do so, you should only do so if the Company has not induced you to waive this period by fraud, misrepresentation, threat to withdraw or alter the offer prior to the expiration of the twenty-one (21) day period or by providing different terms to employees who sign this release prior to the expiration of the twenty-one (21) day period.

      c. For seven (7) days following the execution of the agreement you have the right to revoke this agreement, and this agreement shall not be effective until that period has expired;

      d. You have been advised prior to executing the agreement to consult an attorney of your choice and otherwise fully consider the agreement, and acknowledge that you have had ample time to do so.

     21.  RELEASE.  It is expressly agreed that your acceptance of the terms of
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this letter agreement shall constitute your acknowledgment of the Company's full satisfaction of all of your claims, known or unknown, against the Company and your express release of the Company with respect to such Claims, whether arising out of the terms of your employment or otherwise, BY SIGNING THIS LETTER OF AGREEMENT, YOU ARE EXPRESSLY WAIVING ANY AND ALL RIGHTS YOU MAY HAVE UNDER CALIFORNIA CIVIL CODE SECTION 1542 WHICH STATES AS FOLLOWS:

          "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

     Notwithstanding the provisions of Section 1542 of the Civil Code, and for the purpose of effectuating this agreement, you understand and agree that you are releasing the Company and its officers, agents, employees, insurers, and any other entity or person operating on its behalf of all actions, causes of action, Claims, or obligations whether known or unknown, and that you cannot hereinafter institute or maintain any action, suit or Claim against the Company for anything arising out of your employment, the termination of your employ-ment, or arising out of any incident, matter or conduct in any way pertaining to the Company occurring at any time up to and including the date of the signing of this agreement.

     22.  NO ADMISSION.  In connection with all matters relating to this letter
          ------------
agreement, neither party admits that it has acted in any way unlawfully as to the other party. The releases are given for the purpose of making a full, final and amicable resolution of each party's obligations to the other.

     23.  ARBITRATION.  Any dispute regarding any aspect of this agreement or
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any act which allegedly has or would violate any provision of this agreement
("arbitrable dispute") will be submitted to arbitration in Hawaii, before an experienced employment arbitrator licensed to practice law in Hawaii and selected in accordance with the rules of the American Arbitration Association as the exclusive remedy for such claim or dispute. Should any party to this agreement hereafter institute any legal action or administrative proceeding against the other with respect to any Claim waived by this agreement or to pursue any arbitrable dispute by any method other than said arbitration, the responding party shall be entitled to recover from the initiating party all damages, costs, expenses, and attorneys' fees incurred as a result of such action.

     24.  SEVERABILITY, INTEGRATION AND MODIFICATION.  Should any of the
          ------------------------------------------
provisions herein be determined to be invalid, it is agreed that this shall not affect the enforceability of other provisions herein. This agreement is fully integrated, represents the entire understanding of the parties, and there are no other agreements, representations, promises or negotiations which have not been expressly embodied herein. The parties agree that this agreement may not be amended or modified except by a signed written document.

     25.  ATTORNEYS FEES.  Should either party institute any action or
          --------------
proceeding to enforce any provision hereof or for damages by reason of any alleged breach of any provision of this agreement, or for a declaration of such party's rights or obligations hereunder or to set aside any provision hereof, or for any other judicial remedy, the non-breaching party shall be entitled to be reimbursed for all costs and expenses incurred thereby, including, but not limited to, such amount as the court may adjudge to be reasonable attorneys' fees for the services rendered in such action or proceeding.

     26.  SUCCESSORS.  This agreement shall be binding upon the Company, its
          ----------
successors and/or assigns, and upon you and upon your respective heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of each and all of the Releasees, and to their heirs, representatives, executors, administrator, successors and assigns.

     27.  NONADMISSIONS CLAUSE.  It is understood and agreed by the parties
          --------------------
hereto that this agreement represents a compromise and settlement between the parties hereto, and that nothing contained herein shall be construed as an admission of liability by or on behalf of either party, by whom liability is expressly denied. The covenants and releases and payments under this Agreement should therefore not be construed as an admission of any negligence, strict liability, willful conduct, breach of warranty, breach of contract, liability or fault of any kind whatsoever by the Company or you.

     28.  VIOLATION OF AGREEMENT.  In the event you willfully violate any
          ----------------------
provision of this agreement which causes the Company to suffer harm, the Company will have the right to terminate the agreement without any obligation to make further payment to you.

     29.  ENTIRE AGREEMENT.  This agreement contains the entire understanding
          ----------------
between you and the Company and fully supersedes any and all prior agreements or understandings pertaining to the subject matter of this Release. Each of the parties hereto acknowledges that no party or agent of any party has made any promise, representation or warranty whatsoever, either express or implied, not contained in this agreement concerning the subject matter hereof to induce any other party to execute this agreement and each of the parties hereto acknowledges that it has not executed this agreement in reliance of any such promises, representations or warranties not specifically contained in this agreement.

     30.  EXECUTION REQUIRED.  This agreement shall not be effective unless
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and until you execute and return one of the two originals hereof executed by the Company. We may revoke the offers contained in this letter agreement and any or all of the terms hereof by a writing delivered to you any time prior to the time you execute and deliver this agreement.

     31.  GOVERNING LAW.  This agreement shall be deemed to have been entered
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into in the State of Hawaii and shall be construed and interpreted in accordance with the laws of the State of Hawaii.

     32.  ACKNOWLEDGMENT.  You acknowledge that you have read the terms of
          --------------
this agreement, that you fully understand its terms and language, that you fully understand the provisions, that you have been granted adequate time to review and consider this agreement with the aid of your personal attorney if you so desire, and that you have signed this agreement as your own free and knowing act. YOU UNDERSTAND AND AGREE THAT THIS AGREEMENT CONTAINS A BROAD GENERAL UNEQUIVOCAL RELEASE.

     If the above agreement is satisfactory to you, please sign and return the original of this letter to me. The time limit for acceptance of this agreement is twenty-one (21) days from the date of this letter or, in other words, by March 17, 1999. A duplicate original of this letter is enclosed for your records.

                                 Sincerely,


                                 /s/ W. Allen Doane
                                 President & Chief Executive Officer



I HAVE READ AND I UNDERSTAND THE TERMS OF THIS LETTER AGREEMENT. I HAVE HAD THE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL. I AGREE AND ACCEPT THE TERMS OF THIS AGREEMENT AND UNDERSTAND THAT I AM WAIVING IMPORTANT RIGHTS. I HAVE SIGNED THIS AGREEMENT OF MY OWN FREE WILL.

                                 /s/ Miles B. King
                                 Miles B. King

                                 Date: February 26, 1999